Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-225303

October 28, 2019

FINAL TERM SHEET

Dated October 28, 2019

THE HERSHEY COMPANY

$300,000,000 2.050% NOTES DUE NOVEMBER 15, 2024

$300,000,000 2.450% NOTES DUE NOVEMBER 15, 2029

$400,000,000 3.125% NOTES DUE NOVEMBER 15, 2049

Name of Issuer:	The Hershey Company

Title of Securities:	2.050% Notes due November 15, 2024 (the “2024 Notes”)
2.450% Notes due November 15, 2029 (the “2029 Notes”)
3.125% Notes due November 15, 2049 (the “2049 Notes” and, together with the 2024 Notes and the 2029 Notes, the “Notes”)

Aggregate Principal Amount:	2024 Notes: $300,000,000
2029 Notes: $300,000,000
2049 Notes: $400,000,000

Issue Price (Price to Public):	2024 Notes: 99.914% of principal amount
2029 Notes: 99.964% of principal amount
2049 Notes: 99.612% of principal amount

Maturity Date:	2024 Notes: November 15, 2024
2029 Notes: November 15, 2029
2049 Notes: November 15, 2049

Coupon (Interest Rate):	2024 Notes: 2.050%
2029 Notes: 2.450%
2049 Notes: 3.125%

Benchmark Treasury:	2024 Notes: UST 1.500% due October 31, 2024
2029 Notes: UST 1.625% due August 15, 2029
2049 Notes: UST 2.875% due May 15, 2049

Spread to Benchmark Treasury:	2024 Notes: T+40 basis points (0.400%)
2029 Notes: T+60 basis points (0.600%)
2049 Notes: T+80 basis points (0.800%)

Benchmark Treasury Price and Yield:	2024 Notes: 99-06 1⁄4; 1.668%
2029 Notes: 97-30+; 1.854%
2049 Notes: 111-08; 2.345%

Yield to Maturity:	2024 Notes: 2.068%
2029 Notes: 2.454%
2049 Notes: 3.145%

Interest Payment Dates:	May 15 and November 15 of each year, commencing on May 15, 2020

Interest Payment Record Dates:	May 1 and November 1 of each year, commencing on May 1, 2020

Redemption Provisions:	2024 Notes: Prior to October 15, 2024, we may redeem the 2024 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the principal amount of the 2024 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the applicable “Make-Whole Amount,” (Treasury plus 10 basis points).

At any time on or after October 15, 2024, we may redeem the 2024 Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

2029 Notes: Prior to August 15, 2029, we may redeem the 2029 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the principal amount of the 2029 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the applicable “Make-Whole Amount,” (Treasury plus 10 basis points).

At any time on or after August 15, 2029, we may redeem the 2029 Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

2049 Notes: Prior to May 15, 2049, we may redeem the 2049 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the principal amount of the 2049 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the applicable “Make-Whole Amount,” (Treasury plus 15 basis points).

At any time on or after May 15, 2049, we may redeem the 2049 Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Denominations:	$2,000 or integral multiples of $1,000 in excess thereof

Legal Format:	Registration Statement No. 333-225303

Net Proceeds to The Hershey Company
(before expenses):	$992,182,000

Settlement Date*:	T+3 days; October 31, 2019

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
PNC Capital Markets LLC

Co-Managers:	Banco Bradesco BBI S.A.
CIBC World Markets Corp.
Loop Capital Markets LLC
Santander Investment Securities Inc.
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.

CUSIP:	2024 Notes: 427866 BC1
2029 Notes: 427866 BD9
2049 Notes: 427866 BB3

ISIN:	2024 Notes: US427866BC11
2029 Notes: US427866BD93
2049 Notes: US427866BB38

Ratings**:	A1 (Stable) / A (Stable) (Moody’s / S&P)

The offer and sale of the Securities to which this final term sheet relates have been registered by The Hershey Company by means of a registration statement on Form S-3 (SEC File No. 333-225303).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at (800) 294-1322, Citigroup Global Markets Inc. toll free at (800) 831-9146, J.P. Morgan Securities LLC collect at (212) 834-4533 or RBC Capital Markets, LLC toll free at (866) 375-6829.

*

Note: Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that the Notes initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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